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iPATH CONFERENCE CALL

Commodity iPath® ETNs from Barclays

Date: July 10, 2008 @ 11:30 AM ET, 8:30 AM PT

Host: Greg King, US Investor Solutions, Barclays Capital

Speaker: Kevin Norrish - Director, Commodities Research, Barclays Capital

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View the making of the new iPath "origami" ads featuring Robert Lang, a noted physicist turned world-renowned origami artist.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 July 3, 2008

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iPath® Conference Call Announcement

Commodity iPath® ETNs from Barclays

Please join us for a conference call on Commodity iPath® ETNs from Barclays. Representatives from Barclays Capital Inc. will be on hand to answer your questions.

This conference call will cover topics such as:

- Commodities outlook
- How commodities can potentially balance and diversify a portfolio
- The unique benefits of commodity iPath ETNs

FOR FINANCIAL PROFESSIONALS ONLY

Date: July 10, 2008 @ 11:30 AM ET, 8:30 AM PT
Call Name: iPath Commodity Conference Call
Phone: (800) 398-9367
Host: Greg King, US Investor Solutions, Barclays Capital

Speaker: Kevin Norrish - Director, Commodities Research, Barclays Capital

Based in London, Kevin's expertise lies in metals and energy markets. Lately, he has focused on the analysis of commodities as an asset class and presenting of the research team's strategic views to Barclays Capital's investor client base. He appears regularly at industry conferences, on TV and in the financial media. Mr. Norrish joined Barclays Capital in August 1998 as a Minerals Economist in the Commodities group with the brief of starting up the bank's research for clients in the commodity markets. Prior to Barclays Capital, he was at CRU International, where he was a Research Manager for Copper and carried out research in a number of different industrial metals markets. Mr. Norrish has a MSc. in Agricultural Economics from Reading University.

Please dial-in 10 minutes before the call begins to enable the call to start on time.

FOR FINANCIAL PROFESSIONALS ONLY. NOT FOR PUBLIC DISTRIBUTION.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities.
Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity.  Investing in the Securities is not equivalent to direct investment in index or index components.  The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.
The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax
Consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.
BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein.  Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships;
weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction.  Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility.
The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.
© 2008 BGINA. All rights reserved.  iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.